                                             Page   1   of   14
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

SCHEDULE  13G.   INFORMATION TO BE INCLUDED IN  STATEMENTS  FILED
PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-
2(B)

                          SCHEDULE 13G

           Under the Securities Exchange Act of 1934
                      (Amendment No.   )*



                        (Name of Issuer)
                      Torchmark Corporation

                 (Title of Class of Securities)
                             Common

                         (CUSIP Number)
                            891027104


      Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such
class.)  (See Rule 13d-7.)         /X/

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).
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                                             Page   2   of   14
                         CUSIP No. 891027104


(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO PLC
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares              (5)  Sole Voting Power
     Beneficially                       None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                3,991,329
     Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   3,991,329

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,991,329

(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
      Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.563

(12) Type of Reporting Person (See Instructions)

     H.C.
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                                             Page   3   of   14
                         CUSIP No. 891027104

(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO North American Group, Ltd.
     No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares              (5)  Sole Voting Power
     Beneficially                       None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                3,991,329
     Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   3,991,329

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,991,329

(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.563

(12) Type of Reporting Person (See Instructions)

     H.C.
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                                             Page   4   of   14
                         CUSIP No. 891027104


(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO Group Services, Inc.
     I.R.S.  I.D. No. 58-1995394

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares              (5)  Sole Voting Power
     Beneficially                       None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                3,991,329
     Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   3,991,329

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,991,329

(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
      Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.563

(12) Type of Reporting Person (See Instructions)

     H.C.

                                             Page   5   of   14
                         CUSIP No. 891027104


(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO, Inc.
     I.R.S.  I.D. No. 58-2075867

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares              (5)  Sole Voting Power
     Beneficially                       None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                3,991,329
     Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   3,991,329

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,991,329

(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
      Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.563

(12) Type of Reporting Person (See Instructions)

     H.C.

                                             Page   6   of   14
                         CUSIP No. 891027104


(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO North American Holdings, Inc.
     I.R.S.  I.D. No.  51-0264787

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares              (5)  Sole Voting Power
     Beneficially                       None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                3,991,329
     Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   3,991,329

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,991,329

(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
      Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.563

(12) Type of Reporting Person (See Instructions)

     H.C.

                         CUSIP No. 891027104


(1)  Names  of  Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons

     INVESCO Capital Management, Inc.
     I.R.S.  I.D. No.  58-1707262

(2)  Check the Appropriate Box if a Member             (a)  / /
     of a Group (See Instructions)                     (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     State of Delaware

     Number of Shares              (5)  Sole Voting Power
     Beneficially                       None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                3,991,329
     Person With                   (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                   3,991,329

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,991,329

(10)  Check  if the Aggregate Amount in Row (9) Excludes  Certain
      Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
     5.563

(12) Type of Reporting Person (See Instructions)

     I.A.

ITEM 1 (A)          NAME OF ISSUER:
               Torchmark Corporation

ITEM  1  (B)           ADDRESS  OF ISSUER'S  PRINCIPAL  EXECUTIVE
OFFICES:
               2001 Third Avenue South
               Birmingham, Alabama  35233

ITEM 2 (A)          NAME OF PERSON(S) FILING:

               INVESCO PLC

ITEM  2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (C)          CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D)          TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (E)          CUSIP NUMBER: 891027104


Item           3          IF THIS STATEMENT IS FILED PURSUANT  TO
               RULES  13D-1(B)  OR  13D-2(B), CHECK  WHETHER  THE
               PERSON FILING IS A:

        (a)   / /  Broker  or Dealer  registered  under
                   Section 15 of the Act.
        (b)   / /  Bank as defined in Section 3(a)(6)  of
                   the Act.
        (c)   / /  Insurance Company  as
                   defined in Section 3(a)(19) of the Act.
        (d)   / /  Investment  Company
                   registered  under Section 8 of the Investment
                   Company Act.
        (e)   / /  Investment  Adviser
                   registered   under   Section   203   of   the
                   Investment Advisers Act of 1940.
        (f)   / /  Employee Benefit  Plan,
                   Pension Fund which is subject to provisions of Employee Retirement Income Security Act of
                   1974   or  Endowment  Fund;   see  Rule  13d-
                   1(b)(1)(ii)(F).
        (g)   /X/  Parent Holding Company in
                   accordance with Rule 13d-1(b)(ii)(G).
        (h)   / /  Group, in accordance with Rule  13d-
                   1(b)(1)(ii)(H).

ITEM 4  (a) - (c)   OWNERSHIP:

                The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

                The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM  5          OWNERSHIP OF FIVE PERCENT OR  LESS  OF  A  CLASS
                 / /

          Not Applicable

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF  OF
          ANOTHER PERSON.

                The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7           IDENTIFICATION   AND   CLASSIFICATION   OF   THE
          SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED
          ON BY THE PARENT HOLDING COMPANY:

                      X    INVESCO  North American Group,  Ltd  -
               holding  company  in  accordance  with  Rule  13d-
               1(b)(ii)(G)
                      X    INVESCO Group Services, Inc. - holding
               company in accordance with Rule 13d-1(b)(ii)(G)
                      X    INVESCO,  Inc.  - holding  company  in
               accordance with Rule 13d-1(b)(ii)(G)
                      X   INVESCO North American Holdings, Inc. -
               holding company also in accordance with Rule  13d-
               1(b)(ii)(G)
                      X    INVESCO  Capital  Management,  Inc.  -
               investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
                          INVESCO  Funds Group, Inc. - investment
               adviser registered under Section 203 of the Investment Advisers Act of 1940.
                          INVESCO Management & Research,  Inc.  -
               investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
                           INVESCO   MIM  Management  Limited   -
               investment adviser  organized in England.
                           INVESCO  Asset  Management  Limited  -
               investment adviser  organized in England.

                Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF  A
               GROUP.

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10        CERTIFICATION:

                         By signing below, I certify that, to the
               best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         September 9, 1996
                         ----------------------------
                         (Date)

                         /s/ Michael Perman
                         ------------------------------
                         Michael Perman,
                         as Company Secretary for each of
                         INVESCO PLC and
                         INVESCO North American Group, Ltd.

ITEM 10        CERTIFICATION:

                         By signing below, I certify that, to the
               best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         September 9, 1996
                         ----------------------------
                         (Date)

                         /s/ David A. Hartley
                         ------------------------------
                         David A. Hartley, Secretary
                         INVESCO Group Services, Inc.

ITEM 10        CERTIFICATION:

                         By signing below, I certify that, to the
               best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         September 9, 1996
                         ----------------------------
                         (Date)

                         /s/ Deborah A. Lamb
                         ------------------------------
                         Deborah A. Lamb, Director of Compliance
                         INVESCO, Inc.

ITEM 10        CERTIFICATION:

                         By signing below, I certify that, to the
               best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                         September 9, 1996
                         ----------------------------
                         (Date)

                         /s/ Frank J. Keeler
                         ------------------------------
                         Frank J. Keeler, Secretary
                         INVESCO North American Holdings, Inc.

                                             Page   14of  14

ITEM 10        CERTIFICATION:

                         By signing below, I certify that, to the
               best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                         September 9, 1996
                         ----------------------------
                         (Date)

                         /s/ Deborah A. Lamb
                         ------------------------------
                         Deborah A. Lamb, Director of Compliance
                         INVESCO Capital Management, Inc.